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                IN THE UNITED STATES DISTRICT COURT               FILED
                FOR THE NORTHERN DISTRICT OF TEXAS             MAR 23 1998
                         DALLAS DIVISION                  NANCY DOHERTY, CLERK

EUROMED, INC.,
                                   Civil Action Number:
Plaintiff,
                                   3-97-CV-0322-H
Vs.

GREGORY ALAN GAYLOR,

Defendant.




Pursuant to an order of this court dated March 10, 1998, Jan Bouwman and Gregory Alan Gaylor, the undersigned, hereby disclaim and waive any interest including voting interest in any and all EuroMed shares presently hold either jointly or individually by proxy. This disclaimer and waiver does not affect EuroMed shares we may have purchased or may subsequently purchase, either jointly or individually. Furthermore, this waiver and disclaimer does not prejudice our rights to appeal.




Jan Bouwman



Gregory Alan Gaylor